Terra Industries Inc.
                                                               600 Fourth Street
                                  ------------                     P.O. Box 6000
[TERRA LOGO]                      EXHIBIT 99.1         Sioux City, IA 51102-6000
                                  ------------         Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com
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                                      NEWS
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For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756

        TERRA NITROGEN COMPANY, L.P. PLANS TO CLOSE BLYTHEVILLE FACILITY

Sioux City, Iowa (Mar. 31, 2004)--Terra Nitrogen Company, L.P. (TNCLP) (NYSE symbol: TNH) announced that it plans to discontinue production at its Blytheville, Ark. nitrogen products manufacturing facility on or about May 31, 2004, and to then prepare the production plants for permanent closure. No decision has yet been made regarding the sale or demolition of the facility's production plants. TNCLP expects to operate the facility's storage and distribution assets as a terminal for ammonia produced at its Verdigris, Okla. facility or obtained from other sources.

TNCLP recorded in the 2003 second quarter a $40.7 million "Impairment of long-lived assets" charge based on its conclusion that future market conditions may not justify the ongoing investment in maintenance and replacement capital necessary to extend operations for the remainder of the Blytheville facility's useful life. Estimates of total spending required for Blytheville's permanent closure range from $3.0 to $4.0 million. TNCLP has not yet determined the amount of permanent closure spending it will charge against 2004 first quarter results of operations.

 "We regret that this decision results in the loss of jobs for our Blytheville employees," said Michael L. Bennett, President and Chairman of the Board of Terra Nitrogen Corporation, TNCLP's General Partner. "They quickly restarted production last October and have operated the plants safely and reliably since then with a reduced staff. We appreciate their hard work and dedication and will help them seek new opportunities.

"We decided to permanently close our Blytheville production plants now," Bennett continued, "because of continuing high natural gas costs, the upcoming off-season lull in nitrogen markets and the likelihood that competition from imported ammonia and urea barged up the Mississippi River will make future major maintenance and capital investments at the Blytheville facility unsound."

Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

Information contained in this release, other than historical information, may be considered forward-looking. Forward-looking information reflects management's current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally nitrogen fertilizer selling prices and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the "Factors That Affect Operating Performance" section of TNCLP's current annual report.

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Note:    Terra Nitrogen Company, L.P. news announcements are also available on
         Terra Industries' web site, www.terraindustries.com.